UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): September 27, 2019

POWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12488	88-0106100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8550 Mosley Road Houston, Texas		77075-1180
(Address of Principal Executive Offices)		(Zip Code)
(713) 944-6900
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	POWL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 27, 2019, Powell Industries, Inc., a Delaware corporation (the "Company"), together with certain of its direct subsidiaries, entered into an Amended and Restated Credit Agreement (the "2019 Credit Agreement"), with the lenders party thereto, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (“Bank of America”), and BofA Securities, Inc, as Sole Lead Arranger and Sole Bookrunner. The 2019 Credit Agreement amends and restates the Company’s existing Credit Agreement dated as of December 31, 2013, as amended (the “Existing Agreement”).
Like the Existing Agreement, the 2019 Credit Agreement is a senior credit facility extending a $75,000,000 revolving line of credit to the Company. In addition, the 2019 Credit Agreement adds a new right of the Company to request from time to time an increase in the revolving line of credit of up to $50,000,000, provided that (i) no default exists, (ii) each request must be in a minimum amount of $15,000,000 (or, if less, the remaining portion of the increase), (iii) the Company may make a maximum of four such requests and (iv) each lender may agree whether or not to increase its revolving commitment. Like the Existing Agreement, the 2019 Credit Agreement also provides for the issuance of letters of credit, subject to certain conditions, and includes borrowing capacity available for short-term borrowings referred to as swingline loans. The 2019 Credit Agreement matures, and all amounts outstanding thereunder will be due and payable, on September 27, 2024.
The 2019 Credit Agreement allows the Company to elect that any borrowing under the facility bear an interest rate based on either the Base Rate or the Eurocurrency Rate, in each case, plus the Applicable Rate. The Base Rate is generally the highest of (a) the federal funds rate plus 0.50%, (b) the Bank of America prime rate and (c) the London Interbank Offered Rate (“LIBOR”) plus 1.00%, subject to certain interest rate floors set forth in the 2019 Credit Agreement. The Eurocurrency Rate is generally (a) LIBOR for credit extensions denominated in U.S. dollars, euros or pound sterling, (b) the Canadian Dollar Offered Rate for credit extensions denominated in Canadian dollars and (c) the rate designated by Bank of America for credit extensions denominated in other currencies. The Applicable Rate is generally a range from -0.25% to 0.25% for Base Rate loans and 1.25% to 1.75% for Eurocurrency Rate loans, in each case based on the Company's consolidated leverage ratio, provided that the Applicable Rate is initially -0.25% for Base Rate loans and 1.25% for Eurocurrency Rate loans until January 1, 2020.
A fee of 0.20% to 0.30% is charged on the unused balance of the revolving line of credit. The 2019 Credit Agreement contains customary affirmative and negative covenants for a transaction of this nature, including financial covenants relating to the Company’s consolidated leverage ratio, consolidated interest coverage ratio and liquidity. The 2019 Credit Agreement revises the definition of permitted acquisitions to permit acquisitions of other companies, divisions, lines of business or business units by the Company of up to an aggregate of $75,000,000 during the term of the 2019 Credit Agreement, provided that such acquisitions otherwise meet the conditions set forth in the 2019 Credit Agreement. The 2019 Credit Agreement also revises the restrictions on the Company’s ability to pay quarterly cash dividends. Under the 2019 Credit Agreement, the Company is permitted to make quarterly cash dividends of up to $15,000,000 per year, compared to the Existing Agreement, which permitted the Company to make quarterly cash dividends so long as the consolidated leverage ratio on a pro forma basis, after giving effect to such cash dividend, did not exceed 1.75 to 1.00.
Obligations under the 2019 Credit Agreement are secured by a pledge of 100% of the capital stock of the Company’s current and future domestic subsidiaries and 65% of the capital stock of the Company’s current and future foreign subsidiaries. Under the 2019 Credit Agreement, obligations are no longer secured by a pledged cash collateral account, and provisions relating to the Cash Collateral Period (as defined in the Existing Agreement) have been removed. Obligations under the 2019 Credit Agreement are also guaranteed by the Company’s existing and future domestic subsidiaries. The 2019 Credit Agreement contains customary events of default, including cross-defaults with respect to other material indebtedness. Upon the occurrence of a default, the obligation of any lender to advance funds or extend letters of credit may be terminated and all outstanding amounts owing under the 2019 Credit Agreement could be declared immediately due and payable
The foregoing summary of the 2019 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the 2019 Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POWELL INDUSTRIES, INC.

Date: October 3, 2019
	By:	/s/ Michael W. Metcalf
Michael W. Metcalf
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)